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                                EXHIBIT 11.1

                             GEOGRAPHICS, INC.

         STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                           YEAR ENDED MARCH 31,
                                                           --------------------
                                                       1997          1996        1995
                                                       ----          ----        ----
Net income (loss)                               $(7,950,301)   $1,232,024    $747,742

Weighted average common shares outstanding        9,322,278     6,606,499   4,549,101
                                                  ---------     ---------   ---------
Net income (loss) per share                         $ (0.85)       $ 0.19      $ 0.16
                                                    --------       ------      ------
                                                    --------       ------      ------